Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp and Wilshire Bank Announce New Employment Agreement

With President and CEO J.W. Yoo

LOS ANGELES, CA — November 13, 2013 — Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the parent company of Wilshire Bank, and Wilshire Bank (the “Bank”) today announced that each of the Company’s Board of Directors and the Bank’s Board of Directors approved the renewal of the employment agreement for Jae Whan (J.W.) Yoo, President and Chief Executive Officer of Wilshire Bancorp and Wilshire Bank.  The employment agreement was entered into on November 13, 2013, will become effective as of February 18, 2014, when the previous agreement dated 2011 is terminated, and will run for three more years, from February 18, 2014 through February 17, 2017.

“Since J.W. joined Wilshire Bancorp, we have significantly strengthened our balance sheet, delivered record levels of profitability, and substantially enhanced the value of our franchise,” said Steven Koh, Chairman of the Board of Directors of Wilshire Bancorp.  “The Board of Directors is very pleased that J.W. will continue to serve as President and CEO and we look forward to his continued leadership.”

“I am honored to continue serving as President and CEO of Wilshire Bancorp,” said J.W. Yoo.  “Our team has accomplished a great deal over the past few years, and we have built a strong foundation for continuing to build shareholder and customer value in the future.”

The Company has filed a Form 8-K with the Securities and Exchange Commission describing the terms of Mr. Yoo’s new employment agreement.

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 28 branch offices in California, Texas, New Jersey and New York, and nine loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, New York, NY, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

ABOUT SAEHAN BANCORP

Saehan Bancorp is a bank holding company with headquarters in Los Angeles, California. Its wholly owned subsidiary, Saehan Bank, offers a comprehensive range of financial solutions to meet the needs of multi-ethnic communities in the United States. Saehan Bancorp is committed to satisfying customers and creating shareholder value. Its ten retail branch offices, International Department and SBA Department focus on fulfilling these commitments to customers and shareholders.  For more information, please go to www.saehanbank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction involving Wilshire and Saehan including future financial and operating results, Wilshire’s or Saehan’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the risk that a condition to closing of the transaction may not be satisfied; (ii) the timing to consummate the proposed transaction; (iii) the risk that the businesses will not be integrated successfully; (iv) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (v) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (vi) the diversion of management time on transaction-related issues; (vii) general worldwide economic conditions and related uncertainties; (viii) the effect of changes in governmental regulations; (ix) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or to otherwise perform as agreed; (x) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (xi) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (xi) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (xii) transaction risk arising from problems with service or product delivery; (xiv) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (xv) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (xvi) reputation risk that adversely affects earnings or capital arising from negative public opinion; (xvii) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (xviii) economic downturn risk resulting in deterioration in the credit markets; (xix) greater than expected noninterest expenses; (xx) excessive loan losses; and (xxi) other factors Wilshire discusses or refers to in the “Risk Factors” section of its most recent Annual Report on Form 10-K filed with the SEC. Additional risks and uncertainties are identified and discussed in Wilshire’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and Wilshire undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT

This communication relates to a proposed merger between Wilshire and Saehan that is the subject of a registration statement, including a proxy statement/prospectus, filed with the SEC on September 3, 2013 (No. 333-190971), as amended by Amendment No. 1 thereto, and declared effective by the SEC on October 1, 2013, that provides full details of the proposed merger and the attendant benefits and risks.  The proxy statement/prospectus was filed with the SEC on October 2, 2013 and was mailed to Saehan shareholders on or about October 7, 2013.  This communication is not a substitute for the proxy statement/prospectus or any other document that Wilshire or Saehan may file with the SEC or sent to their shareholders in connection with the proposed merger.  Investors and security holders are urged to read the registration statement on Form S-4, including the definitive proxy statement/prospectus, and other relevant documents filed with the SEC or sent to shareholders because they contain important information about the proposed merger.  All documents, including the registration statement, are available free of charge at the SEC’s website (www.sec.gov).  You may also obtain these documents by contacting Wilshire’s Corporate Secretary, at Wilshire Bancorp, Inc., 3200 Wilshire Boulevard, Los Angeles, California 90010, or via e-mail at alexko@wilshirebank.com.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

###